UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 12, 2004

PROSOFTTRAINING

(Exact name of registrant as specified in its charter)

Nevada	000-21535	87-0448639
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

410 N. 44th Street, Suite 600, Phoenix, Arizona	85008
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(602) 794-4199

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On November 12, 2004, Robert G. Gwin, the Company’s President, Chief Executive Officer and Chief Financial Officer, resigned from these positions, although he remains Chairman of the Board of Directors of the Company (see Item 5.02, Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers). On November 12, 2004, the Company entered into a consulting agreement with Mr. Gwin, under which he will provide advisory, consultative, investor relations, public relations, and business and relationship development services to the Company, as the Board of Directors of the Company may from time to time request. The consulting agreement expires on November 30, 2006. The Company entered into the consulting agreement with Mr. Gwin to provide continuity to existing operations and to protect the stockholders’ interests until a permanent replacement President and Chief Executive Officer is appointed and sufficiently prepared to perform the duties so required. The consulting agreement with Mr. Gwin requires payments to Mr. Gwin totaling $54,000 during fiscal 2005, $64,000 during fiscal 2006 and $20,000 during fiscal 2007. In addition, the consulting agreement defines certain conditions of Mr. Gwin’s relationship with the Company, including logistics, expense reimbursement, and the provision of employee benefits. The consulting agreement also requires Mr. Gwin to protect proprietary information of the Company and to not compete with the Company. There are no other material obligations of the Company to Mr. Gwin.

Item 1.02 Termination of a Material Definitive Agreement

On November 12, 2004, Robert G. Gwin, the Company’s President, Chief Executive Officer and Chief Financial Officer, resigned from these positions, although he remains Chairman of the Board of Directors of the Company (see Item 5.02, Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers). The Company entered into a consulting agreement with Mr. Gwin on that date which replaced the Employment Agreement between Mr. Gwin and the Company dated August 1, 2003 and that Employment Agreement was terminated (see Item 1.01, Entry into a Material Definitive Agreement).

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On November 12, 2004, Robert G. Gwin, the Company’s President, Chief Executive Officer, and Chief Financial Officer, resigned from these positions. Mr. Gwin remains Chairman of the Board of Directors of the Company.

On November 12, 2004, Benjamin M. Fink, age 34, was appointed acting President and Chief Executive Officer of the Company, and assumed the duties of principal executive officer of the Company. Mr. Fink had been the Company’s Chief Operating Officer since February 2003. Mr. Fink joined the Company in April 2001 as Founder and Regional Managing Director of ProsoftTraining Asia Ltd., in which capacity he was responsible for all Asia-Pacific activities of the Company. Prior to joining the Company, he served as Chief Operating and Financial Officer of Meta4 Networks (formerly HungryForWords.com), one of Japan’s leading email direct marketing companies. Mr. Fink previously spent six years working as a private equity professional with Prudential Asia in Hong Kong and Prudential Capital Group in the United States. In addition, he was Founder and President of Truman Intertel, Inc, which at the time was the largest provider of financial and consulting services to holders of Interactive Video and Data Service (IVDS) licenses. Mr. Fink graduated from the Wharton School of the University of Pennsylvania and is a Chartered Financial Analyst (CFA).

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Mr. Fink has been employed as Chief Operating Officer under an Employment Agreement with the Company dated August 1, 2003. The Employment Agreement terminates on July 31, 2005 and provides for an annual base salary of $180,000 and an annual bonus of up to $100,000. In the event of termination of Mr. Fink’s employment for any reason other than gross negligence or willful misconduct, the Company is obligated to pay to Mr. Fink $250,000, plus acceleration and immediate vesting of all unvested options. In addition, if a change of control of the Company occurs where Mr. Fink is not Chief Operating Officer of the ultimate parent company following the completion of the change of control, then a payment of $250,000 is due to Mr. Fink. In addition, all of Mr. Fink’s unvested options would vest upon any change in control.

On November 12, 2004, William J. Weronick, age 63, assumed the duties of principal financial officer of the Company. Mr. Weronick also remains the Company’s Vice President Finance and principal accounting officer. Mr. Weronick joined the Company as Vice President Finance in March 1999. He has more than 30 years of broad experience in public and private accounting. Prior to joining the Company, from 1996 to 1999, Mr. Weronick was vice president finance of Meissner+Wurst (“M+W”), an international company specializing in the design and construction of clean rooms for the semiconductor industry. From 1994 to 1996, Mr. Weronick was the director of corporate accounting for The Continuum Company, an international supplier of specialized software and services for the insurance, health care and financial services industry. Mr. Weronick is a Certified Public Accountant and graduated from C.W. Post College in New York with a BS in Accounting.

Mr. Weronick has been employed under an Employment Agreement with the Company dated December 29, 2003. The Employment Agreement terminates on July 31, 2005 and provides for an annual base salary of $130,000 and incentive compensation opportunities. In the event of termination of Mr. Weronick’s employment for any reason other than gross negligence or willful misconduct, the Company is obligated to pay $100,000 to Mr. Weronick. In addition, if a change of control of the Company occurs where Mr. Weronick is not retained by the surviving entity through the end of the Employment Agreement, Mr. Weronick will be paid the greater of $100,000 or the remaining salary owed under the Employment Agreement. In addition, all of Mr. Weronick’s unvested options would vest upon any change in control.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 17, 2004	PROSOFTTRAINING (Registrant)

	By:	/s/ William J. Weronick
William J. Weronick, Vice President Finance

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